Exhibit 10.45


                       [Letterhead of Shearman & Sterling]
                          [Dusseldorf, Germany Office]


                                                       September 19, 1996


BY PERSONAL DELIVERY

Rotary Power International, Inc.
Attn:  Mr. Richard Thompson
(or the now current Chief Executive
   Officer of RPI)
P.O. Box 128
Wood-Ridge

USA - New Jersey  07075-0128

                  RE:  Termination of License and Technical Assistance Agreement
                          of October 20, 1992 between Wankel Rotary GmbH,
                          71404 Korb, Germany and Rotary Power International, Inc., Wood-Ridge, USA-New Jersey

Dear Sir:

                  We are representing Wankel Rotary GmbH, Germany. The client has asked us to inform you about the following:

                  With letter of January 10, 1996, you have terminated the above-mentioned License and Technical Assistance Agreement with immediate effect. You have justified your notice of termination with a breach of our obligation to deliver the know-how agreed upon. For this cause of termination,
Section 12.3(a) of the aforementioned agreement would apply.

                  Accordingly to our view, such termination with immediate effect is not justified due to the following reasons:

                  I. In the first place, Wankel Rotary GmbH did not breach any of its obligations under the above-mentioned agreement, especially no delay in delivery of any know-how subject to the License and Technical Assistance Agreement occurred. Wankel Rotary GmbH has delivered the know-how agreed upon.

                                      -1-

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                  II.      In the second place, your termination with immediate
                           effect fails to provide for the appropriate form determined in the License and Technical Assistance Agreement (hereinafter the "Agreement"). According to
                           Section 15.5, any notice to be given under the Agreement shall be in writing and be given by personal delivery, registered post or by overnight delivery. As you have not delivered your termination notice by any of this means, the notice has not become effective.

                  III. Furthermore, a termination with immediate effect pursuant to Section 12.3(a) requires that the party accused of the breach of contract fails to remedy such breach within thirty (30) days of notice in writing upon requiring such remedy by the other party. You have never required such remedy and, therefore, notice of termination does not meet the pre-requisite of prior notification.

                  As the requirements set forth in Section 12.3(a) were not met, you were not entitled to terminate the Agreement with immediate effect for cause (Section 12.3(a)).

                  However, we consider your termination as an offer to terminate the Agreement by mutual consent and accept this offer with effectiveness of this day September 20, 1996.

                  We would like to stress that you did not effectively terminate the Agreement for cause and, therefore, you are not entitled to raise any claims resulting from a termination for cause.

                  Apart from the ineffectiveness of the notice of termination, you are in any event obliged pursuant to Section 13 of the Agreement to:

                           (a) immediately return to Wankel Rotary GmbH all technical material and all copies thereof in your possession or in the possession of your sub-licensees and subcontractors;

                           (b) deliver free of charge to Wankel Rotary GmbH all licenses and authorities from Wankel Rotary GmbH held by you or your sub-licensees and subcontractors in relation to the small Rotary engines, spare parts and large Rotary engines and all or any other Intellectual Property relating specifically to the small Rotary engines and large Rotary engines or to the Agreement.

                  Wankel Rotary GmbH presumes that you have already informed your clients about the termination of the License Agreement. However, Wankel Rotary GmbH itself will inform all U.S.-clients about the expiry of all licenses given to RPI.

                  Please note, that any presentation, offering, etc. of the licensed products to third parties is prohibited.

                  We request your compliance with the above-mentioned obligations until September 30, 1996.

                                                         Yours sincerely,


                                                          /s/ Georg F. Thoma
                                                          ------------------
                                                          Georg F. Thoma

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